As filed with the Securities and Exchange Commission on June 30, 2006
Registration No. 333-12588

U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1
to
FORM F-10
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

INCO LIMITED
(Exact name of Registrant as specified in its charter)

Canada	1061	98-0000676
(Province or Other Jurisdiction	(Primary Standard Industrial Classification)	(I.R.S. Employer Identification Number
of Incorporation or Organization)	Code Number (if applicable))	(if applicable))
145 King Street West, Suite 1500,
Toronto, Ontario,
M5H 4B7 (416) 361-7511
(Address and telephone number of Registrant’s principal executive offices)
CT Corporation System
111 8th Avenue
New York, NY 10011
(212) 894-8940
(Name, address, (including zip code) and telephone number (including area code) of agent for service in the United States)

Copies to:

Simon A. Fish, Esq.	Donald R. Crawshaw, Esq.
Executive Vice-President, General	Sullivan & Cromwell LLP
Counsel & Secretary	125 Broad Street
Inco Limited	New York, New York 10004
145 King Street West, Suite 1500
Toronto, Ontario, M5H 4B7
Approximate date of commencement of proposed sale of the securities to the public:
Promptly after effectiveness of this Registration Statement.
Province of Ontario
(Principal jurisdiction regulating this offering (if applicable))

It is proposed that this filing shall become effective (check appropriate box):
A.☐		Upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada)
B.☑		At some future date (check the appropriate box below):
	1.☐	pursuant to Rule 467(b) on at (designate a time not sooner than 7 calendar days after filing)
	2.☐	pursuant to Rule 467(b) on at (designate a time 7 calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on
	3.☑	pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.
	4.☐	After the filing of the next amendment to this form (if preliminary material is being filed).
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf short form prospectus offering procedures, check the following box. ☑
     The Registrant amends this registration statement on such date or dates as may be necessary to delay its effective date until the registration statement shall become effective as provided in Rule 467 under the Securities Act of 1933 or on such date as the Commission, acting pursuant to Section 8(a) of the Act, may determine.

     This Post-Effective Amendment No. 1 to the Registration Statement on Form F-10 (File No. 333-12588) (the “Registration Statement”) is filed by Inco Limited, a corporation organized and continued under the Canada Business Corporations Act (“Inco”). Except as amended or supplemented hereby, the Registration Statement remains in full force and effect. Capitalized terms not defined herein have the meanings ascribed to them in the Registration Statement.
PART I
INFORMATION REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS
Part 1 of the Registration Statement is hereby amended as follows:
Additional Issue
INCO LIMITED
Up to 11,773,245 Common Shares Issuable Upon Exercise of Common Share Purchase Warrants
Expiring August 21, 2006, Each Whole Warrant to Purchase One Common Share of Inco Limited
at an Exercise Price of Cdn. $30.00 or the U.S. Dollar Equivalent Thereof (Subject to Adjustment)
Inco Limited (“Inco” or the “Company”) has filed a registration statement on Form F-10 with the Securities and Exchange Commission registering the distribution of up to 5,872,324 Common Shares of the Company issuable upon the exercise of Inco Common Share purchase warrants (the “Underlying Common Shares”), each warrant entitling the holder to purchase one Common Share of the Company at an exercise price of Cdn. $30.00 or the U.S. dollar equivalent thereof, subject to adjustment (the “Exercise Price”) until 5:00 p.m., Toronto time, August 21, 2006 (the “Warrants”) based upon prevailing exchange rates at the time of exercise, and the associated rights relating thereto under the Shareholder Rights Plan (as defined herein), in the United States in accordance with the multijurisdictional disclosure system adopted by the United States Securities and Exchange Commission and the provincial securities regulators in Canada.
The issue of the Underlying Common Shares will result in cash proceeds to the Company equal to the amount of the Exercise Price for each Underlying Common Share issued. Assuming no adjustment is made to the Exercise Price and all of the Warrants are exercised prior to their August 21, 2006 expiry date, the total proceeds to the Company would be Cdn. $353,197,350 or U.S. $316,500,145 based upon the June 29, 2006 Bank of Canada noon exchange rate of Cdn. $1.00 = U.S. $0.8961. See “Use of Proceeds”. No commissions or fees will be payable by the Company in connection with the issuance of the Underlying Common Shares.
The Common Shares of the Company are listed on The Toronto Stock Exchange (the “TSX”) and the New York Stock Exchange (the “NYSE”).
For a discussion of certain risks that should be considered by investors in evaluating the securities qualified for distribution hereby, see “Risk Factors” beginning on page 14.
This amended and restated short form prospectus has not been filed in the Province of Ontario for the purpose of qualifying, and will not qualify, any distribution of the Underlying Common Shares in the Province of Ontario or elsewhere in Canada.
This offering is made by a Canadian issuer that is permitted, under a multijurisdictional disclosure system adopted by the United States, to prepare this prospectus in accordance with the disclosure requirements of Canada. Prospective investors should be aware that such requirements are different from those of the United States. The financial statements and other financial information included or incorporated by reference herein in respect of Inco and Falconbridge Limited (“Falconbridge”) is prepared in accordance with Canadian generally accepted accounting principles (“Canadian GAAP”), while the financial statements and other information incorporated by reference herein in respect of Phelps Dodge is prepared in accordance with United States generally accepted accounting principles (“U.S. GAAP”). There are a number of significant differences between Canadian GAAP and U.S. GAAP, and financial statements prepared in accordance with one type of GAAP may not be comparable to financial statements prepared in accordance with another type of GAAP. Investors are cautioned that Phelps Dodge financial statements and other financial information are not reconciled to Canadian GAAP. Inco's financial statements and Falconbridge's annual financial statements are reconciled to U.S. GAAP in footnotes thereto. Further, the audited financial statements of Inco and Falconbridge are subject to Canadian auditing and auditor independence standards.
Prospective investors should be aware that the acquisition of the securities described herein may have tax consequences both in the United States and Canada. Such consequences for investors who are resident in, or citizens of, the United States may not be described fully herein.
The enforcement by investors of civil liabilities under the federal securities laws may be affected adversely by the fact that the Company is organized under the laws of Canada, that some or all of its officers and directors may be residents of Canada, that some or all of the experts named in the registration statement may be residents of Canada, and that all or a substantial portion of the assets of the Company and said persons may be located outside the United States.
These securities have not been approved or disapproved by the Securities and Exchange Commission or any State Securities Commission nor has the Securities and Exchange Commission or any State Securities Commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this amended and restated prospectus is June 30, 2006

CURRENCY REFERENCES
In this prospectus, unless otherwise specified or the context otherwise requires, all references to dollar amounts are references to U.S. dollars. The exchange rate between the Canadian dollar and the U.S. dollar used in this prospectus varies depending on the date and context of the information contained herein.
On June 29, 2006, the noon buying rate for U.S. dollars reported by the Bank of Canada was U.S. $1.00 equals Cdn. $0.8961.
DOCUMENTS INCORPORATED BY REFERENCE
The following documents, filed with the applicable securities commissions or similar authorities in the Provinces of Canada and in the United States are incorporated by reference herein and form an integral part of this prospectus:
(a)	the Annual Information Form of the Company, consisting of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 (the “2005 10-K”);

(b)	the Proxy Circular and Statement of the Company dated April 20, 2006 other than the sections entitled “Report of the Management Resources and Compensation Committee on Executive Compensation” and “Comparative Shareholder Return”;

(c)	the Take-Over Bid Circular of the Company dated October 24, 2005, as amended on December 14, 2005, January 19, 2006, February 27, 2006, May 29, 2006 and June 30, 2006 (including the documents of Company and Falconbridge and Phelps Dodge incorporated by reference therein) (the “Take-Over Bid Circular”);

(d)	the Quarterly Report on Form 10-Q of the Company for the quarter ended March 31, 2006;

(e)	the Directors’ Circular of the Company dated May 29, 2006; and

(f)	the material change reports of the Company dated May 15, 2006 and June 30, 2006.
Material change reports (other than confidential reports), financial statements, annual information forms, information circulars (including the management information circular and proxy statement expected to be filed in connection with the proposed plan of arrangement described in the material change report of the Company dated June 30, 2006 that would combine the Company with a wholly-owned subsidiary of Phelps Dodge Corporation), take-over bid circulars, directors’ circulars and amendments to any of the foregoing which are filed by the Company with a securities commission or any other similar authority in Canada after the date of this prospectus and prior to the termination of the distribution of Underlying Common Shares under this prospectus shall be deemed to be incorporated by reference into this prospectus. In addition, any other documents which are filed by the Company with a securities commission or similar regulatory authority in Canada or the United States and that expressly state that such filings are intended to be incorporated by reference into this prospectus shall be deemed to be incorporated by reference into this prospectus.
Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this prospectus to the extent that a statement contained herein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes that statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. Upon a new annual information form and annual financial statements being filed by the Company with, and where required, accepted by, the Ontario Securities Commission during the currency of this prospectus, the previous annual information form, the previous annual financial statements and all interim financial statements, material change reports and information circulars filed prior to the commencement of the then current fiscal year will be deemed no longer to be incorporated by reference into this prospectus for purposes of future offers and sales of Underlying Common Shares hereunder.
The Company will provide without charge to each person to whom this prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the foregoing documents incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests for such documents should be directed to the Office of the Secretary, Inco Limited, 145 King Street West, Suite 1500, Toronto, Ontario, M5H 4B7, telephone (416) 361-7511.
ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES
The Company is a corporation organized under the laws of Canada and a majority of its assets are located in, and many of its directors and officers are residents of, Canada. As a result, it may be difficult for United States investors to effect service within the United States upon those directors or officers who are not residents of the United States, or to realize in the United States upon judgments of courts of the United States predicated upon civil liability of such directors or officers under U.S. federal securities laws. The Company has been advised by Osler, Hoskin & Harcourt LLP, Canadian counsel for the Company, that a judgment of a U.S. court predicated solely upon civil liability under such laws would probably be enforceable in Canada if the U.S. court in which the judgment was obtained had a basis for jurisdiction in the matter that was recognized by a Canadian court for such purposes. The Company has also been advised by such counsel, however, that there is substantial doubt whether an action could be brought in Canada in the first instance on the basis of liability predicated solely upon such laws.
CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS
          Certain statements contained in this prospectus or included in documents incorporated by reference in this prospectus are forward-looking statements (as defined in the U.S. Securities Exchange Act of 1934) or contain forward-looking information (as defined in the Ontario Securities Act). Examples of such statements include, but are not limited to, statements concerning: (1) the price volatility for nickel and other primary metal products produced by the Company; (2) the demand for and supply of nickel, copper and other metals, both globally and for certain markets and uses, as well as the availability of, and prices for, and the Company’s requirements for, intermediate products containing nickel purchased by the Company and/or to be produced by the Company and nickel-containing stainless steel scrap and other substitutes for primary nickel and nickel inventories; (3) the premiums realized by the Company over London Metal Exchange (“LME”) cash prices and the sensitivity of the Company’s results of operations to changes in metals prices, prices of commodities and other supplies used in its operations, interest and exchange rates, and our common share price; (4) the Company’s strategies and plans and level of capital expenditures and contributions thereto from third parties; (5) the Company’s nickel unit cash cost of sales before and after by-product credits, interest and other expenses; (6) the Company’s energy and other costs, and pension contributions and expenses and assumptions relating thereto; (7) the Company’s position as a low-cost producer of nickel; (8) the Company’s debt-equity ratio and tangible net worth; (9) the political unrest or instability in countries (such as Indonesia) in which the Company and its subsidiaries (such as its subsidiary PT Inco) operate and the impact thereof on the Company; (10) construction, commissioning, initial start-ups, shipments and other schedules, capital costs and other aspects of the Goro and Voisey’s Bay projects and PT Inco’s latest expansion program to increase its production, changes in the ownership of the Goro project, capital expenditures, and hydroelectric power generation at PT Inco and the effect thereon of lower water levels; (11) receipt of funds under the necessary financing plans and arrangements for, and partner or similar investment and other agreements or arrangements associated with, the Goro project, and the timing of the start of production and the costs of construction with respect to, the issuance of the necessary permits and other authorizations required for, and engineering and construction timetables for, the Goro project and the additional phases of the Voisey’s Bay project; (12) the Company’s estimates of the quantity and quality of its ore/mineral reserves and mineral resources, exploration and drilling schedules and the timing of completion of feasibility assessments of the Company’s estimated ore/mineral reserves; (13) planned capital expenditures and tax payments; (14) the Company’s costs of production, deliveries of products, and production levels for 2006 and beyond, including the costs of and potential impact on operations and production of complying with existing and proposed environmental laws and regulations and net reductions in environmental emissions; (15) the impact of changes in Canadian dollar-U.S. dollar and other exchange rates on the Company’s costs and the results of its operations; (16) the Company’s sales of specialty nickel products; (17) the Company’s cost reduction and other financial and operating objectives and planned maintenance and other shutdowns; (18) the commercial viability of new production processes and process changes and processing recoveries for its development projects; (19) the Company’s productivity, exploration and research and development initiatives as well as environmental, health and safety initiatives; (20) the negotiation of collective agreements with its unionized employees; (21) the Company’s sales organization and personnel requirements; (22) business and economic conditions; (23) the extension of current mining and other leases, export licences and concessionary rights; (24) third party tolling, smelting and refining arrangements; and (25) factors relating to the Offer made by the Company to the common shareholders of Falconbridge to purchase all of the outstanding common shares of Falconbridge and the results expected to be achieved from the successful completion of the Offer and the combination of the Company and Falconbridge, including the timing and conditions to receipt of required regulatory clearances, the synergies and cost savings expected to be achieved and the timing thereof; the increased market capitalization, share price multiple and improved liquidity of the Company’s shares; the improved cash flow and earnings of the Company; statements regarding strategies, objectives, goals and targets; and the financial position and international presence that would permit the combined company to better compete against global mining companies. Inherent in forward-looking statements and forward-looking information are risks and uncertainties that are well beyond the Company’s ability to predict or control. Actual results and developments are likely to differ, and may differ materially, from those expressed or implied by the forward-looking statements and forward-looking information contained in this prospectus.

Such forward-looking statements and forward-looking information are based on a number of assumptions which may prove to be incorrect, including, but not limited to, assumptions about: business and economic conditions generally; exchange rates, availability and cost of energy and other anticipated and unanticipated costs and pension contributions and expenses; the supply and demand for, deliveries of, and the level and volatility of prices of, nickel, copper, cobalt, aluminum, zinc and other primary metals products, purchased intermediates and nickel-containing stainless steel scrap and other substitutes and competing products for the primary nickel and other metal products the Company produces; the timing and quantities of available Voisey’s Bay intermediate nickel and copper concentrates and the feasibility and timing of the development of a hydrometallurgical process for the Voisey’s Bay Project; the timing of the receipt of remaining regulatory and governmental approvals for the Goro project and other operations; the continued availability of financing on appropriate terms, including through partner or other participation arrangements in the case of the Goro project, for the Company’s development projects; the Company’s costs of production and production and productivity levels, as well as those of the Company’s competitors; the Company’s ability to continue to pay quarterly cash dividends in amounts as its Board of Directors may determine in light of other uses for such funds; metal recovery rates and ore recovery and dilution factors; engineering and construction timetables and capital and operating costs for the Goro and Voisey’s Bay projects and PT Inco’s latest expansion program; market competition; mining, processing, exploration and research and development activities and methods; the accuracy of ore/mineral reserve and mineral resource estimates; premiums realized over LME cash and other benchmark prices; tax benefits/charges; the resolution of environmental reviews and environmental and other proceedings and the impact on the Company of various environmental regulations and initiatives; the ability to obtain or renew permits, licences, leases and concessions; assumptions concerning political and economic stability and expectations of inflation in Indonesia and other countries or locations in which the Company operates or otherwise; and the Company’s ongoing relations with its employees at its operations throughout the world. In addition to the foregoing, forward-looking statements and forward-looking information relating to the Offer, its completion and the consequences thereof, are based on a number of assumptions which may prove to be incorrect, including, but not limited to, assumptions respecting Falconbridge and its operations and plans, the ability of the Company to successfully compete against global metals and mining and exploration companies by creating through the combination of the Company and Falconbridge an enterprise of increased scale; continued strong demand for nickel, copper and other metals in emerging markets such as China; the level of pre-tax operating and other synergies and cost savings, and other benefits to be realized based on the achievement of operational efficiencies from restructuring, integration and other initiatives relating to the combination; the approvals or clearances required to be obtained by the Company and Falconbridge from regulatory and other agencies and bodies being obtained in a timely manner; divestitures required by regulatory agencies being acceptable and completed in a timely manner; there being limited costs, difficulties or delays relating to the integration of Falconbridge’s operations with those of the Company; and the timely completion of the steps required to be taken for the eventual combination and integration of the two companies.
The forward-looking statements and forward-looking information included in this prospectus represent the Company’s views as of the date of this prospectus. While the Company anticipates that subsequent events and developments may cause the Company’s views to change, the Company specifically disclaims any obligation to update these forward-looking statements and forward-looking information. These forward-looking statements and forward-looking information should not be relied upon as representing the Company’s views as of any date subsequent to the date of this prospectus. Although the Company has attempted to identify important factors or assumptions that could cause actual actions, events or results to differ materially from those described in forward-looking statements and forward-looking information, there may be other factors that cause actions, events or results not to be as anticipated, estimated or intended. There can be no assurance that forward-looking statements and forward-looking information will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers of this prospectus should not place undue reliance on forward-looking statements and forward-looking information. These factors are not intended to represent a complete list of the factors that could affect the Company. Additional factors are noted elsewhere in this prospectus.

THE COMPANY
Business of Inco Limited
Inco Limited was incorporated in 1916 under the laws of Canada, succeeding a business established in 1902. In 1979, Inco was continued by articles of continuance under the Canada Business Corporations Act and is governed by that Act. The Company’s executive offices are located at 145 King Street West, Suite 1500, Toronto, Ontario, Canada M5H 4B7. Unless the context otherwise requires, all references in this prospectus to “Inco”, “we”, “us” or the “Company include all of its consolidated subsidiaries, unincorporated units and divisions.
Inco is one of the world’s premier mining and metals companies. We are a leading producer of nickel, a hard, malleable metal which, given its properties and wide range of applications, can be found in thousands of products. We are also an important producer of copper, precious metals and cobalt and a major producer of value-added specialty nickel products. We also produce sulphuric acid and liquid sulphur dioxide as by-products from our processing operations in Sudbury, Ontario. Our principal mines and processing operations are located in the Sudbury area of Ontario, the Thompson area of Manitoba, Voisey’s Bay in Newfoundland and Labrador, and, through a subsidiary in which we have an equity interest of approximately 61 per cent, PT International Nickel Indonesia Tbk (“PT Inco”), on the Island of Sulawesi. We also operate additional wholly-owned metals refineries at Port Colborne, Ontario and in the United Kingdom at Clydach, Wales and Acton, England. We also have interests in nickel refining capacity in the following Asian countries: in Japan, through Inco TNC Limited (“ITL”), in which we have an equity interest of 67 per cent; in Taiwan, through Taiwan Nickel Refining Corporation (“Taiwan Nickel”), in which we have an equity interest of 49.9 per cent; and in South Korea, through Korea Nickel Corporation (“Korea Nickel”), in which we have an equity interest of 25 per cent. In addition, we have a 65 per cent equity interest in Jinco Nonferrous Metals Co., Ltd., a company that produces nickel salts in Kunshan City, People’s Republic of China (“China”). We also have joint venture operations in China, through Inco Advanced Technology Materials (Dalian) Co., Ltd. (“Dalian”), in which we have a total direct and indirect equity interest of 81.6 per cent, and Inco Advanced Technology Materials (Shenyang) Co., Ltd. (“Shenyang”), in which we have a total direct and indirect equity interest of 82 per cent. The Dalian and Shenyang ventures in China produce nickel foam products for the Asian battery market. We also have a shearing and packaging operation in China for certain nickel products to meet the specific needs of this geographic market.
Please also refer to the description of the Company’s business contained in the Company’s 2005 10-K, which is incorporated by reference into this prospectus.
USE OF PROCEEDS
The total proceeds to be received by the Company in respect of the exercise price of the Warrants will be Cdn. $353,197,350 or U.S. $316,500,145 based upon the June 29, 2006 exchange rate of Cdn. $1.00 = U.S. $0.8961 (assuming that all of the Warrants are exercised prior to their expiry and that there is no adjustment to the exercise price), which will be used by the Company for general corporate purposes, including ongoing expenditures for the Company’s development projects.
DESCRIPTION OF SHARE CAPITAL
The Company is authorized to issue an unlimited number of Common Shares (without nominal or par value). As of June 16, 2006, there were issued and outstanding 198,755,104 Common Shares. The following is only a summary of the Company’s Common Shares, Preferred Shares and terms of the Warrants and is qualified in its entirety by reference to the full text of, and more specific details contained in, the Company’s Articles of Continuance, By-laws and the Warrant Agreement. A copy of the Company’s Articles of Continuance, By-laws and the Warrant Agreement is available from the Office of the Secretary of the Company, 145 King Street West, Suite 1500, Toronto, Ontario, M5H 4B7, telephone (416) 361-7511.

Common Shares
The Common Shares of the Company have general voting rights, that is, each holder is entitled to receive notice of, to attend and to vote at, on the basis of one vote for each share held, all meetings of shareholders of the Company other than meetings at which the holders of another class or series of shares are entitled to vote separately. Subject to the rights and priorities of the holders of Preferred Shares and any other class or series of shares in the Company’s capital stock authorized from time to time and ranking in priority to the Common Shares, the holders of Common Shares are entitled to: (i) receive such dividends as may be declared by the Board of Directors of the Company (the “Board of Directors”) in its discretion out of funds legally available therefor, and (ii) in the event of a distribution of assets of the Company among its shareholders on a liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, or any other distribution of assets of the Company among its shareholders for the purpose of winding up its affairs, receive, in respect of each share so held, a pro rata amount of such assets of the Company equivalent to the proportion equal to the Common Shares then outstanding divided by the number of Common Shares, without preference or distinction.
The holders of Common Shares have no preemptive, redemption or conversion rights. The Common Shares rank junior to all Preferred Shares both as to return of capital and as to dividends.
Dividends
Subject to the preferential rights of any prior ranking shares (of which none were issued and outstanding as of the date of this prospectus), the holders of Common Shares are entitled to such dividends as may be declared by the Company’s Board of Directors out of funds legally available therefor. No dividend or other distribution on the Common Shares shall be paid, and no Common Share shall be acquired for value, unless dividends on all outstanding Preferred Shares have been paid for all past quarterly periods.
On April 19, 2005, the Company announced that its Board of Directors had reinstated a quarterly cash dividend of $0.10 per share on the Company’s Common Shares, with the first such dividend payable June 1, 2005, and on February 7, 2006 the Company announced that the Board of Directors had increased the quarterly dividend to $0.125 per share, effective for the dividend payable March 1, 2006. The payment of dividends on the Common Shares had been eliminated by the Board of Directors in 1999. The Board continues to review on a periodic basis the declaration and payment of dividends on the Common Shares and its dividend policy. This policy is expected to be evaluated by the Board of Directors upon the completion of the pending acquisition of Falconbridge. The quarter-to-quarter decision as to the amount of the quarterly dividend per Common Share is reviewed by the Board of Directors and determined with reference to a number of factors, including current business results and cash needs.
Common Share Purchase Warrants
As part of the redemption price the Company paid in connection with the redemption of the Company’s Class VBN Shares in late 2000, Inco issued approximately 11 million Common Share Purchase Warrants (“Warrants”). The Warrants were issued under, and are governed by, a Warrant Agreement dated as of December 1, 2000 by and among Inco, CIBC Mellon Trust Company, as the Canadian Warrant Agent, and ChaseMellon Shareholder Services, L.L.C., as the U.S. Warrant Agent (the “Warrant Agreement”).
Each whole Warrant entitles the holder to purchase one Common Share at an exercise price of Cdn.$30.00 (or the equivalent in U.S. dollars based upon then prevailing exchange rates at the time of exercise), subject to certain adjustments (the “Exercise Price”), until 5:00 pm (Toronto time) on August 21, 2006. Any Warrants not exercised prior to such date will expire. A Warrant holder does not have any voting or pre-emptive rights or any other rights as a shareholder of the Company until the Warrants held by such holder have been duly exercised and Common Shares of the Company have been issued to the holder pursuant thereto.
The Warrant Agreement provides that the Exercise Price and/or the number and kind of securities or property issuable on the exercise of the Warrants are subject to adjustment in certain events, including (1) the subdivision or consolidation of the Common Shares, (2) the issuance to all or substantially all the holders of Common Shares of a stock dividend or other distributions excluding any issuance of securities to holders of outstanding Common Shares which constitutes a “Dividend Paid in the Ordinary Course” (defined generally in the Warrant Agreement to include dividends or other distributions exceeding certain threshold aggregate or annual amounts based upon the value of the dividends or other distributions paid or consolidated net earnings for specified periods), and (3) the distribution to all or substantially all the holders of Common Shares of (i) shares of any other class, (ii) rights, options or warrants to acquire Common Shares, or (iii) cash, property or other assets of the Company (excluding, in each case, “Dividends Paid in the Ordinary Course”).
The Exercise Price and/or the number and kind of securities or property issuable on exercise will also be subject to certain adjustments in connection with certain other events, including any change, reclassification or alteration of the Common Shares, the consolidation, amalgamation, merger or other similar arrangement of the Company with another Company, or the transfer of all or substantially all of the Company’s assets.
No adjustment in the Exercise Price or the number or kind of securities or property issuable upon exercise will be required to be made (1) unless the cumulative effect of such adjustment or adjustments would change the Exercise Price by at least one per cent or, in the event of a change in the number of Common Shares purchasable upon exercise, the number of Common Shares issuable would change by at least one one-hundredth of a Common Share or (2) in respect of the issue of Common Shares pursuant to (i) the exercise of the Warrants or (ii) the Company’s Optional Stock Dividend Program and Share Purchase Plan and options granted current or former employees of the Company or any other option or share purchase plan.
The Warrant Agreement provides that modifications and alterations to it and to the Warrants may be made if authorized by extraordinary resolution and if all other necessary approvals are received. The term “extraordinary resolution” is defined in the Warrant Agreement to mean, in effect, a resolution passed by the affirmative votes of the holders of not less than 66 2/3 per cent of the Warrants represented and voting at a meeting of Warrant holders or an instrument or instruments in writing signed by the holders of not less than 66 2/3 per cent of the outstanding Warrants. The Warrant Agreement and the Warrants may be modified and altered without authorization by extraordinary resolution and if all necessary approvals are received in order to cure defects or ambiguities, to make ministerial amendments otherwise provided that the rights of Warrant holders are not materially adversely affected thereby.
The Warrants are listed on the TSX and on the NYSE. Subject to applicable law, Inco may purchase Warrants in the market or by tender or private contract, and any Warrants so purchased will be cancelled.
No fractional Underlying Common Shares will be issuable upon exercise of any Warrants. To the extent that the holder of a Warrant would otherwise be entitled to purchase a fraction of an Underlying Common Share, in lieu of a fractional share, the holder will receive a cash payment therefor based upon the then current market price of the Common Shares.
The warrant agreement by and among the Company, the Warrant Agent and the U.S. Warrant Agent (the “Warrant Agreement”), provides that the Exercise Price and/or the number and kind of securities or property issuable on the exercise of the Warrants are subject to adjustment in certain events.
Preferred Shares
Certain Provisions of the Preferred Shares as a Class Issuable in Series
Inco’s authorized share capital includes 45 million Preferred Shares issuable in series, each series consisting of such number of shares and having such provisions attached thereto as may be determined by the Board of Directors of the Company, subject to a maximum aggregate issue price of Cdn.$1,500 million (or the equivalent in other currencies). As of the date of this prospectus, no Preferred Shares were issued or outstanding.
Priority

The Preferred Shares of each series rank on a parity with the Preferred Shares of every other series, and prior to the Common Shares with respect to the payment of cumulative dividends and the distribution of assets on a liquidation, dissolution or winding up of the Company or for the purpose of winding up its affairs (“Liquidation”).
Creation and Issue of Additional Preferred Shares
Subject to applicable law, Inco may, without the consent of the holders of the Preferred Shares as a class, (i) create additional Preferred Shares, (ii) create preferred shares of another class or classes ranking on a parity with the Preferred Shares with respect to the payment of dividends and/or the distribution of assets on Liquidation and (iii) increase any maximum number of authorized shares of any one or more of such other classes of shares. If (but only so long as) any dividends are in arrears on any outstanding series of the Preferred Shares, the Company may not, without the consent, by a simple majority of the votes cast, of the holders of the Preferred Shares as a class, (i) issue any additional series of the Preferred Shares, or (ii) issue preferred shares of another class ranking on a parity with the Preferred Shares with respect to the payment of dividends and/or the distribution of assets on Liquidation.
Class Voting Rights
The holders of the Preferred Shares are not entitled to any voting rights as a class except (i) as provided above, (ii) as provided by law, or (iii) with respect to the right to vote on certain matters as described under “Modification” below. When the holders of Preferred Shares vote as a class, or when two or more series of Preferred Shares vote together at a joint meeting, each holder has one one-hundredth of a vote in respect of each Canadian dollar (or its equivalent in a foreign currency at the date of issuance) of the issue price of the Preferred Shares he or she holds.
The Board of Directors may, at the time of creation of any series of Preferred Shares, confer voting rights on such series in addition to the voting rights of the holders of the Preferred Shares as a class. It is the Board of Director’s intention that, with respect to the creation of any future series of Preferred Shares, to the extent that such Preferred Shares would have general voting rights then such shares would not have more than one vote in respect of each Preferred Share.
Modification
The class provisions attaching to the Preferred Shares may be amended at any time with such approval of the holders of such shares as may then be required by law or by the rules of any stock exchange on which the shares or any series of Preferred Shares are then listed. Currently, this approval requirement is by at least two-thirds of the votes cast at a meeting of such holders duly called for the purpose and at which a quorum is present, or as are required by the rules of any stock exchange upon which the shares of any series of Preferred Shares are then listed. In addition, the approval by at least two-thirds of the votes cast at a meeting of the holders of all shares of the Company carrying general voting rights is currently required by law for the amendment of such class provisions.
Shareholder Rights Plan
Inco’s current shareholder rights plan is set out in a Rights Plan Agreement, as amended and restated as noted below, entered into between Inco and CIBC Mellon Trust Company, as Rights Agent, and is designed to (i) encourage the fair and equal treatment of shareholders in connection with any bid for control of Inco by providing them with more time than the minimum statutory period during which such bid must remain open in order to fully consider their options, and (ii) provide Inco’s Board of Directors with additional time, if appropriate, to pursue other alternatives to maximize shareholder value.
The plan was initially approved by Inco’s Board of Directors in September 1998 and became effective in October 1998. It was amended in certain respects by Inco’s Board of Directors in February 1999 to ensure that it was consistent with rights plans which had been recently adopted by other Canadian companies. The amended plan was approved by the shareholders at our 1999 Annual and Special Meeting of Shareholders in April 1999. In February 2002, Inco’s Board of Directors approved certain minor amendments to the plan to ensure that its terms remained consistent with other rights plans in Canada and unanimously recommended that the plan, as proposed to be amended, be reconfirmed, as amended and restated, by the shareholders. Such reconfirmation was obtained at the Company’s Annual and Special Meeting of Shareholders in April 2002. In February 2005, Inco’s Board of Directors approved certain further minor amendments to the plan to reflect, among other things, changes in Inco’s capital structure since April 2002, including the issuance of convertible debt securities, and unanimously recommended that the plan, as proposed to be amended, be reconfirmed, as amended and restated, by the shareholders. Such reconfirmation was obtained at our Annual and Special Meeting of Shareholders in April 2005. The plan remains in effect until October 2008.
The rights issued under the plan are attached to and trade with Inco’s Common Shares and no separate certificates will be issued unless an event triggering these rights occurs. Certificates evidencing Common Shares will be legended to reflect that they evidence the rights until the Separation Time (as defined below). Holders of Inco’s Convertible Debentures, Subordinated Convertible Debentures and LYON Notes (as those terms are defined in Note 13 to the financial statements included in Inco’s Form 10-K for the year ended December 31, 2005 and Inco’s Form 10-Q for the three months ended March 31, 2006, which are incorporated by reference herein) and the certificates of entitlement attached thereto (which entitle their holders to receive rights in the event that the related security is converted into Common Shares) will generally be entitled to receive, upon conversion of the relevant security and presentment of the certificate of entitlement, respectively, rights in an amount equal to the number of Common Shares issued upon conversion of such securities.
The rights will separate from the Common Shares and be transferable, trade separately from the Common Shares and become exercisable at the time (the “Separation Time”) when a person acquires, or announces its intention to acquire, beneficial ownership of 20 per cent or more of (i) Inco’s then outstanding Voting Securities (defined at this time to be Inco’s Common Shares) or (ii) its then outstanding Common Shares alone, in either case without complying with the “permitted bid” provisions of the plan (as summarized below), or without the approval of Inco’s Board of Directors. Should such an acquisition occur, each right would entitle its holders, other than the acquiring person or persons related to or acting jointly or in concert with such person, to purchase additional Common Shares of the Company at a 50 per cent discount to the then current market price. The acquisition by any person (an “Acquiring Person”) of 20 per cent or more of Inco’s Common Shares or Voting Securities, other than by way of a permitted bid, is referred to as a “Flip-in-Event”. Any rights held by an Acquiring Person will become void upon the occurrence of a Flip-in-Event.
A “permitted bid” is a bid made to all holders of Inco’s outstanding Voting Securities that is open for at least 60 days. If, at the end of such 60-day period, more than 50 per cent of Inco’s then outstanding Common Shares, other than those securities owned by the party making the bid and certain related persons, have been tendered, such party may take up and pay for the Common Shares but must extend the bid for a further 10 business days to allow other shareholders to tender, thus providing shareholders who had not tendered to the bid with enough time to tender to the bid once it is clear that a majority of Common Shares have been tendered.
Under the plan, Inco can (i) waive its application to enable a particular takeover bid to proceed, in which case the plan will be deemed to have been waived with respect to any other takeover bid made prior to the expiry of any bid subject to such waiver or (ii) with the prior approval of the holders of Voting Securities or rights, redeem the rights for nominal consideration at any time prior to a Flip-in-Event.
CERTAIN INCOME TAX CONSIDERATIONS
Certain Canadian Federal Income Tax Considerations
This summary is of a general nature only and is not intended to be, and should not be construed to be, legal or tax advice to any particular holder and no representation is made with respect to the Canadian tax consequences to any particular holder. Accordingly, holders should consult their own tax advisors with respect to the Canadian tax considerations relevant to them, having regard to their particular circumstances.
In the opinion of Osler, Hoskin & Harcourt LLP, counsel to the Company, the following summary describes the principal Canadian federal income tax considerations generally applicable to a holder who acquires as beneficial owner Underlying Common Shares pursuant to the exercise of the Warrants, who holds at all relevant times for purposes of the Income Tax

Act (Canada) such Underlying Common Shares as capital property, who is not affiliated with the Company and deals at arm’s length with the Company, who is neither a resident nor deemed to be resident in Canada and who does not use or hold, and is not deemed to use or hold, such Underlying Common Shares in connection with a business carried on in Canada (‘a “non-resident holder”). Special rules that are not discussed in this summary may apply to a non-resident holder that is an insurer carrying on business in Canada and elsewhere; such holders should consult their own tax advisors.
This summary is based on the current provisions of the Tax Act, the regulations thereunder, the current provisions of the Canada-United States Income Tax Convention, 1980 (the “Canada-U.S. Tax Treaty”), all specific proposals to amend the Tax Act and the regulations thereunder publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Tax Proposals”) and counsel’s understanding of the administrative and assessing practices of the Canada Revenue Agency published in writing prior to the date hereof. There is no certainty that the Tax Proposals will be enacted in the form proposed, if at all. This summary is not exhaustive of all Canadian federal income tax considerations. This summary does not take into account or anticipate changes in income tax law or administrative practice, nor does it take into account provincial, territorial or foreign tax considerations, which considerations may differ significantly from those discussed herein.
Dividends
Dividends paid or credited or deemed to be paid or credited to a non-resident holder will generally be subject to Canadian non-resident withholding tax at the rate of 25 per cent of the gross amount of such dividends under the Tax Act. This rate may be reduced under an applicable income tax treaty or convention between Canada and such non-resident holder’s country of residence. In the case of a non-resident holder which is the beneficial owner of such dividends and a resident of the United States entitled to the benefits of the Canada-U.S. Tax Treaty, the rate of Canadian non-resident withholding tax in respect of dividends on the Underlying Common Shares will generally be reduced to a rate of 15 per cent of the gross amount of such dividends (except that where such beneficial owner is a corporation and owns at least 10 per cent of the voting stock of the Company, the rate of withholding tax will be reduced to 5 per cent for dividends paid or credited).
Dispositions
A non-resident holder will not be subject to tax under the Tax Act in respect of capital gains realized on the disposition or deemed disposition of the Underlying Common Shares unless such securities are “taxable Canadian property” (for the purposes of the Tax Act) to the holder at the time of the disposition and the non-resident holder is entitled to relief under an applicable income tax treaty or convention between Canada and such non-resident holder’s country of residence. The Underlying Common Shares will generally not constitute taxable Canadian property to a non-resident holder provided such securities are listed on a prescribed stock exchange (which currently includes the TSX) on the date of disposition and, at any time during the 60-month period that ends at the time of the disposition or deemed disposition of the Underlying Common Shares, the non-resident holder, persons with whom such holder did not deal at arm’s length or the non-resident holder and together with all such persons has not owned 25 per cent or more of the issued shares of any class or series of the capital stock of the Company. Notwithstanding the foregoing, in certain circumstances set out in the Tax Act, the Underlying Common Shares could be deemed to be taxable Canadian property.
Certain United States Federal Income Tax Considerations
This summary is of a general nature only and is not intended to be, and should not be construed to be, legal or tax advice to any particular holder and no representation is made with respect to U.S. federal income tax consequences to any particular holder. Accordingly, holders should consult their own tax advisers with respect to the U.S. tax considerations relevant to them, having regard to their particular circumstances.
In the opinion of Sullivan & Cromwell LLP, U.S. counsel to the Company, the following is a fair summary of certain United States federal income tax consequences of the ownership of Underlying Common Shares acquired pursuant to the exercise of Warrants. This summary assumes that Underlying Common Shares are held as capital assets for tax purposes. This summary does not take into account the specific circumstances of any particular investors (such as tax-exempt entities, certain insurance companies, broker-dealers, traders in securities that elect to mark to market, tax-exempt organizations, regulated investment companies, investors liable for alternative minimum tax, investors that actually or constructively own 10 per cent or more of the voting stock of the Company, investors that hold Underlying Common Shares as part of a straddle or a hedging or conversion transaction or investors whose functional currency is not the U.S. dollar), some of which may be subject to special rules. This summary is based on the tax laws of the United States (including the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed regulations thereunder, published rulings and court decisions), as in effect on the date hereof, as well as the Canada-U.S. Tax Treaty, all of which are subject to change (or changes in interpretation), possibly with retroactive effect.
For purposes of this discussion, a “U.S. Holder” is any beneficial owner of Underlying Common Shares that is (i) a citizen or resident of the United States, (ii) a corporation organized under the laws of the United States or any State, (iii) an estate the income of which is subject to United States federal income tax without regard to its source or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust. An “Eligible U.S. Holder” is a U.S. Holder that (i) is a resident of the United States for purposes of the Canada-U.S. Tax Treaty, (ii) does not maintain a permanent establishment or fixed base in Canada to which Underlying Common Shares are attributable and through which the beneficial owner carries on or has carried on business (or, in the case of an individual, performs or has performed independent personal services) and (iii) is not otherwise ineligible for benefits under the Canada-U.S. Tax Treaty with respect to income and gain derived in connection with the Underlying Common Shares.

You should consult your own tax advisor regarding the United States federal, state and local and other tax consequences of owning and disposing of Underlying Common Shares in your particular circumstances.
This discussion addresses only United States federal income taxation.
Taxation of Dividends
Under the United States federal income tax laws, and subject to the passive foreign investment company, or PFIC, rules discussed below, if you are a U.S. Holder of Underlying Common Shares, the gross amount of any dividend we pay out of our current or accumulated earnings and profits (as determined for United States federal income tax purposes) is subject to United States federal income taxation. If you are a noncorporate U.S. holder, dividends paid to you in taxable years beginning before January 1, 2011 that constitute qualified dividend income will be taxable to you at a maximum tax rate of 15% provided that you hold the Underlying Common Shares for more than 60 days during the 121-day period beginning 60 days before the ex-dividend date and meet other holding period requirements. Dividends we pay with respect to the Underlying Common Shares generally will be qualified dividend income.
You must include any Canadian tax withheld from the dividend payment in this gross amount even though you do not in fact receive it. The dividend is taxable to you when you receive the dividend, actually or constructively. The dividend will not be eligible for the dividends-received deduction generally allowed to United States corporations in respect of dividends received from other United States corporations. The amount of the dividend distribution that you must include in your income as a U.S. holder will be the U.S. dollar value of the Canadian dollar payments made, determined at the spot Canadian dollar /U.S. dollar rate on the date the dividend distribution is includible in your income, regardless of whether the payment is in fact converted into U.S. dollars. Generally, any gain or loss resulting from currency exchange fluctuations during the period from the date you include the dividend payment in income to the date you convert the payment into U.S. dollars will be treated as ordinary income or loss and will not be eligible for the special tax rate applicable to qualified dividend income. The gain or loss generally will be income or loss from sources within the United States for foreign tax credit limitation purposes. Distributions in excess of current and accumulated earnings and profits, as determined for United States federal income tax purposes, will be treated as a non-taxable return of capital to the extent of your basis in the Underlying Common Shares and thereafter as a capital gain.

Subject to certain limitations and the provisions of the next paragraph, the Canadian tax withheld and paid over to Canada will be creditable or deductible against the Eligible U.S. Holder’s United States federal income tax liability. Special rules apply in determining the foreign tax credit limitation with respect to dividends that are subject to the maximum 15% tax rate. Dividends will be income from sources outside the United States, but dividends paid in taxable years beginning before January 1, 2007 generally will be “passive” or “financial services” income, and dividends paid in taxable years beginning after December 31, 2006 will, depending on your circumstances, be “passive” or “general” income which, in either case, is treated separately from other types of income for purposes of computing the foreign tax credit allowable to you.
It is possible that, on the date a dividend is paid, the Company will be at least 50 per cent owned (measured by using either the total voting power or the total value of the stock) by United States persons. Under Section 904(h) of the Code, dividends paid by a foreign corporation that is at least 50 per cent owned by United States persons may be treated as United States source income (rather than foreign source income) for foreign tax credit purposes to the extent the foreign corporation has more than an insignificant amount of United States source income. The effect of this rule may be to treat a portion of the dividends paid by the Company as United States source income.
The rules relating to the determination of the foreign tax credit are complex and U.S. Holders should consult with their own tax advisors to determine whether and to what extent a credit would be available.
Taxation of Capital Gains
Subject to the PFIC rules discussed below, if you are a U.S. holder of Underlying Common Shares and you sell or otherwise dispose of your Underlying Common Shares, you will recognize a capital gain or loss for United States federal income tax purposes equal to the difference between the U.S. dollar value of the amount that you realize and your tax basis, determined in U.S. dollars, in your Underlying Common Shares. A U.S. Holder’s basis in an Underlying Common Share acquired pursuant to the exercise of a Warrant is equal to the sum of such Holder’s adjusted tax basis in the Warrant and the price at which the Warrant was exercised. Capital gain of a noncorporate U.S. holder that is recognized in taxable years beginning before January 1, 2011 is generally taxed at a maximum rate of 15% where such Holder has a holding period greater than one year. A U.S. Holder’s holding period in an Underlying Common Share acquired pursuant to the exercise of a Warrant begins when the Underlying Common Share was acquired. The gain or loss will generally be income or loss from sources within the United States for foreign tax credit limitation purposes.
PFIC Rules
We, Inco Limited, believe that the Underlying Common Shares should not be treated as stock of a PFIC for United States federal income tax purposes, but this conclusion is a factual determination that is made annually and thus may be subject to change. If we were to be treated as a PFIC, unless a U.S. holder elects to be taxed annually on a mark-to-market basis with respect to the Underlying Common Shares, any gain realized on the sale or other disposition of your Underlying Common Shares would in general not be treated as a capital gain. Instead, if you are a U.S. Holder, you would be treated as if you had realized such gain and certain “excess distributions” ratably over your holding period for the Underlying Common Shares and would be taxed at the highest tax rate in effect for each such year to which the gain was allocated, together with an interest charge in respect of the tax attributable to each such year. With certain exceptions, your Underlying Common Shares will be treated as stock in a PFIC if we were a PFIC at any time during your holding period in your Underlying Common Shares. Dividends that you receive from us will not be eligible for the special tax rates applicable to qualified dividend income if we are treated as a PFIC with respect to you either in the taxable year of the distribution or the preceding taxable year, but instead will be taxable at rates applicable to ordinary income.
Backup Withholding and Information Reporting
If you are a noncorporate U.S. holder, information reporting requirements on Internal Revenue Service Form 1099 generally will apply to:

•	dividend payments or other taxable distributions made to you within the United States, and

•	the payment of proceeds to you from the sale of Underlying Common Shares effected at a United States office of a broker.
Additionally, backup withholding may apply to such payments if you are a noncorporate U.S. holder that:
•	fails to provide an accurate taxpayer identification number,

•	is notified by the Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your federal income tax returns, or

•	in certain circumstances, fails to comply with applicable certification requirements.
Payment of the proceeds from the sale of Underlying Common Shares effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale of Underlying Common Shares that is effected at a foreign office of a broker will be subject to information reporting and backup withholding if:
•	the proceeds are transferred to an account maintained by you in the United States,

•	the payment of proceeds or the confirmation of the sale is mailed to you at a United States address, or

•	the sale has some other specified connection with the United States as provided in U.S. Treasury regulations, unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption.
In addition, a sale of Underlying Common Shares effected at a foreign office of a broker will be subject to information reporting if the broker is:
•	a United States person,

•	a controlled foreign corporation for United States tax purposes,

•	a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period, or

•	a foreign partnership, if at any time during its tax year:
•	one or more of its partners are “U.S. persons”, as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or

•	such foreign partnership is engaged in the conduct of a United States trade or business, unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a United States person.
You generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed your income tax liability by filing a refund claim with the United States Internal Revenue Service.
RISK FACTORS
The risk factors contained in (i) the Company’s Annual Information Form for the year ended December 31, 2005, consisting of the Company’s 2005 10-K, and (ii) the Take-Over Bid Circular of the Company dated October 25, 2005, which are incorporated by reference herein, may affect the prospects of the Company, and thereby also affect the value of the Underlying Common Shares. Investors should carefully consider such risk factors as well as the other information contained and incorporated by reference in this prospectus.
PLAN OF DISTRIBUTION
The Underlying Common Shares will be issued from time to time to holders of the Warrants upon the exercise of the Warrants in accordance with their terms. The Company has filed a registration statement on Form F-10 with the Securities and Exchange Commission registering the distribution of up to 5,872,324 Underlying Common Shares and the associated rights thereto under the Shareholder Rights Plan in the United States in accordance with the multijurisdictional disclosure system adopted by the United States Securities and Exchange Commission and the provincial securities regulators in Canada.
This amended and restated short form prospectus has not been filed in the Province of Ontario for the purpose of qualifying, and will not qualify, any distribution of the Underlying Common Shares in the Province of Ontario or elsewhere in Canada.
EXPERTS
The consolidated financial statements of the Company incorporated by reference to the Company’s 2005 10-K and its Takeover Bid Circular, as amended, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 included in such 2005 10-K, have been audited by PricewaterhouseCoopers LLP (Toronto, Canada), independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports, given on the authority of said firm as experts in auditing and accounting.
The consolidated financial statements of Falconbridge incorporated by reference into this prospectus by reference to the Company’s Takeover Bid Circular, as amended, which in turn incorporate Falconbridge’s filings with the securities regulatory authority in each of the provinces and territories of Canada have been so incorporated in reliance on the report of Ernst & Young LLP (Toronto, Canada), independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in the Report of Management on Internal Control over Financial Reporting) of Phelps Dodge incorporated in this prospectus by reference to the Company’s Take-Over Bid Circular, as amended, which in turn incorporates Phelps Dodge’s Annual Report on Form 10-K for the year ended December 31, 2005, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP (Phoenix, Arizona), an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. With respect to the unaudited financial information of Phelps Dodge for the three-month periods ended March 31, 2006 and 2005 incorporated in this prospectus by reference to the Company’s Take-Over Bid Circular, as amended, which in turn incorporates Phelps Dodge’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2006, PricewaterhouseCoopers LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report dated April 26, 2006 incorporated by reference herein, states that they did not audit and they do not express an opinion on that unaudited financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. PricewaterhouseCoopers LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited financial information because that report is not a “report” or a “part” of the registration statement prepared or certified by PricewaterhouseCoopers LLP within the meaning of Sections 7 and 11 of the Act.
The statements as to the Company’s reserves incorporated into this prospectus by reference to the Company’s 2005 10-K have been incorporated by reference herein upon the authority, as experts, of Mr. S. Nicholas Sheard, Vice-President of Exploration, Dr. Olivier Tavchandjian, Principal Geologist, Mineral Reserves and Mineral Resources and Dr. Lawrence B. Cochrane, who served as Director of Mines Exploration until mid-June 2006, in each case to the extent described in the 2005 10-K.
AVAILABLE INFORMATION
Information has been incorporated by reference in this prospectus from documents filed with the securities regulatory authority in each of the province and territories of Canada. Copies of documents incorporated by reference in this prospectus regarding the Company may be obtained on request without charge from the Secretary of the Company at Inco Limited, 145 King Street West, Suite 1500, Toronto, Ontario, M5H 4B7 or by telephone at (416) 361-7511. For the purpose of the Province of Quebec, this prospectus contains information to be completed by consulting the permanent record, a copy of which permanent record may also be obtained from the Secretary of the Company at the above-

mentioned address and telephone number. Copies of documents incorporated by reference or forming part of the permanent information record may also be obtained by accessing the website of the Canadian securities regulatory authorities located at www.sedar.com and the SEC website located at www.edgar.gov.
Information contained in or otherwise accessed through the Company’s website, www.inco.com, or any other website, does not form part of this prospectus. All references to the Company’s website, or any other website, are inactive textual references only.
This prospectus constitutes part of a registration statement (the “Registration Statement”) filed by the Company with the Commission under the Securities Act of 1933, as amended. As permitted by the Rules and Regulations of the Commission, this prospectus does not contain all of the information contained in the Registration Statement and the exhibits and schedules thereto and reference is hereby made to the Registration Statement and the exhibits and schedules thereto and further information with respect to the Company and the Underlying Common Shares offered hereby. Statements contained herein concerning the provisions of any document filed as an exhibit to the Registration Statement or otherwise filed with the Commission are not necessarily complete, and in each instance reference is made to the copy of such document as so filed. Each statement is qualified in its entirety by such reference.
DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT
The following documents have been filed with the Commission as part of the Registration Statement of which this prospectus forms a part: the documents referred to under the heading “Documents Incorporated by Reference”; consents of independent public accountants and counsel; and powers of attorney.
No person has been authorized to give any information or make any representation other than those contained in this prospectus in connection with any offer hereunder. If given or made, such information or representations must not be relied upon as having been authorized by the Company. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any of the securities offered hereunder in any jurisdiction to any person to whom it is unlawful to make such an offer or solicitation in such jurisdiction. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances imply that the information herein or therein is correct as of any time subsequent to the date hereof.

PART II
INFORMATION NOT REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS
Indemnification
     Section 3.12 of Part 3 of By-law No. 1 of the Company provides, with regard to indemnity and insurance under the Canada Business Corporations Act (the “CBCA”), in part as follows:
     “Indemnity and Insurance. Subject to the limitations contained in the CBCA but without limit to the right of the Company to indemnify any person under the CBCA or otherwise, the Company shall indemnify a Director or Officer, a former Director or Officer, or a person who acts or acted at the Company’s request as a director or officer of a body corporate of which the Company is or was a shareholder or creditor, and his heirs and legal representatives, against all costs, charges and expenses including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a Director or Officer or a director or officer of body corporate, if,
(a) he acted honestly and in good faith with a view to the best interests of the Company, and
(b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful.”
     The CBCA provides as of right that, in general, an officer or director, as such, shall be entitled to indemnity if (i) he was not judged by a court or competent authority to have committed any fault or omitted to do anything he ought to have done, (ii) he acted honestly and in good faith with a view to the best interests of the corporation and (iii) where a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful. However, under the CBCA, no officer or director of the Registrant may be indemnified with respect to any security holder’s derivative action brought pursuant to the CBCA unless a court of competent jurisdiction has approved the terms of such indemnification.
     The Company has an insurance policy which indemnifies directors and officers against certain liabilities incurred by them in their capacities as such, including among other things, certain liabilities under the Securities Act of 1933.
     Insofar as indemnification for liabilities arising from the Securities Act of 1933 may be permitted by directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is therefore unenforceable.
EXHIBITS

Exhibit
Number	Description
3.1	Final Short Form Prospectus (Incorporated by Reference to Part I of this Registration Statement)

3.2	Annual Report on Form 10-K for the fiscal year ended December 31, 2005 (File No. 001-01143)

3.3	Proxy Circular and Statement of the Registrant dated February 17, 2006 (Incorporated by Reference to Exhibit 99 to Form 10-K for the fiscal year ended December 31, 2005 (File No. 001-01143))

3.4	Take-Over Bid Circular of the Registrant dated October 24, 2005 (Incorporated by Reference to Part I of Registrant’s Form F-8 dated October 24, 2005), as amended on December 14, 2005 (Incorporated by Reference to Part I of Registrant’s Form F-8/A dated December 14, 2005), January 20, 2006

Exhibit
Number	Description
(Incorporated by Reference to Part I of Registrant’s Form F-8/A dated January 19, 2006), February 27, 2006 (Incorporated by Reference to Part I of Registrant’s Form F-8/A dated February 27, 2006), May 29, 2006 (Incorporated by Reference to Part I of Registrant’s Form F-8/A dated May 29, 2006) and June 29, 2006 (Incorporated by Reference to Part I of Registrant’s Form F‑8/A dated June 30, 2006) (all File No. 333-129218)

3.5	Quarterly Report on Form 10-Q of the Registrant for the quarter ended March 31, 2006 (File No. 001-01143)

3.6	Director’s Circular of the Registrant dated May 29, 2006 (Incorporated by reference to Exhibit (a)(1) to the Registrant’s Solicitation/Recommendation Statement on Schedule 14D-9 filed May 31, 2006)

3.7	Material Change Report dated May 15, 2006 (Incorporated by reference to Exhibit 3.16 to Amendment No. 4 to the Registrant’s Registration Statement on Form F-8 filed on May 31, 2006)

3.8	Material Change Report dated June 2006 (Incorporated by reference to Exhibit 3.17 to Amendment No. 5 to the Registrant’s Registration Statement on Form F-8 filed at June 30, 2006)

3.9	Consent of PricewaterhouseCoopers LLP

3.10	Consent of Ernst & Young LLP

3.11	Consent of PricewaterhouseCoopers LLP (relating to Phelps Dodge Corporation)

3.12	Consent of Osler, Hoskin & Harcourt LLP

3.13	Consent of Sullivan & Cromwell LLP

3.14	Powers of Attorney

4.1	Annual Report on Form 10-K for the fiscal year ended December 31, 2005 (File No. 001-01143) (Incorporated by Reference to Exhibit 3.2)

4.2	Proxy Circular and Statement of the Company dated February 17, 2006 (Incorporated by Reference to Exhibit 3.3)

4.3	Take-Over Bid Circular of the Company dated October 24, 2005, as amended on December 14, 2005, January 20, 2006, February 27, 2006 and May 29, 2006 (Incorporated by Reference to Exhibit 3.4)

4.4	Quarterly Report on Form 10-Q of the Company for the quarter ended March 31, 2006 (Incorporated by Reference to Exhibit 3.5)

4.5	Director’s Circular of the Registrant dated May 29, 2006 (Incorporated by reference to Exhibit 3.6)

4.6	Material Change Report dated May 15, 2006 (Incorporated by reference to Exhibit 3.7)

4.7	Material Change Report dated June 30, 2006 (Incorporated by reference to Exhibit 3.8)

5.1	Consent of PricewaterhouseCoopers LLP (Incorporated by reference to Exhibit 3.9)

5.2	Awareness Letter of PricewaterhouseCoopers LLP

5.3	Consent of Ernst & Young LLP (Incorporated by reference to Exhibit 3.10)

5.4	Consent of PricewaterhouseCoopers LLP (Incorporated by reference to Exhibit 3.11)

5.5	Consent of Osler, Hoskin & Harcourt LLP (Incorporated by reference to Exhibit 3.12)

5.6	Consent of Sullivan & Cromwell LLP (Incorporated by reference to Exhibit 3.13)

5.7	Awareness letter of PricewaterhouseCoopers LLP (relating to Phelps Dodge Corporation)

6.1	Powers of Attorney (Incorporated by Reference to Exhibit 3.13)

6.2	Certified Board Resolutions.

PART III
UNDERTAKING AND CONSENT TO SERVICE OF PROCESS
Item 1. Undertaking.
     The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to Form F-10 or to transactions in said securities.
Item 2. Consent to Service of Process.
     In connection with the filing of this Post-Effective Amendment No. 1 to the Registration Statement, the Registrant has previously filed with the Commission a written irrevocable consent and power of attorney on Form F-X.
     Any change to the name or address of the agent for service of the Registrant or the trustee shall be communicated promptly to the Commission by amendment to Form F-X referencing the file number of the relevant registration statement.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of Ontario, Canada, on the day of June, 2006.

INCO LIMITED
By:	/s/ Simon A. Fish, Esq.
Simon A. Fish, Esq.,
Executive Vice-President, General Counsel and Secretary

     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities indicated, on the dated indicated.

*	Chairman and Chief Executive Officer; Director
(Scott M. Hand)	(Principal Executive Officer)
June 30, 2006

*	Executive Vice-President and Chief Financial Officer
(Robert D.J. Davies)	(Principal Financial Officer)
June 30, 2006

*	Vice-President and Comptroller
(Ronald A. Lehtoavaara)	(Principal Accounting Officer)
June 30, 2006

*
(Glen A. Barton)	Director
June 30, 2006

*
(Angus A. Bruneau)	Director
June 30, 2006

*
(Ronald C. Cambre)	Director
June 30, 2006

*
(Janice K. Henry)	Director
June 30, 2006

*
(Chaviva M. Hošek)	Director
June 30, 2006

*
(Peter C. Jones)	Director
June 30, 2006

*	Director
(John T. Mayberry)
June 30, 2006

*	Director
(Francis Mer)
June 30, 2006

*	Director
(David P. O’Brien)
June 30, 2006

*	Director
(Roger Phillips)
June 30, 2006

*	Director
(Richard E. Waugh)
June 30, 2006

INTERNATIONAL NICKEL INC.

By:	/s/ David J. Anderson	Authorized Representative in the United States
Name: David J. Anderson
Title: President

*	Pursuant to powers of attorney executed by the persons named above whose names are preceded by an asterisk, David McIntyre, as attorney-in-fact, does hereby sign this Amendment to the Registration Statement on behalf of each such officers or directors, in each case in the capacity of officers or director, on the date indicated.

By:	/s/ David McIntyre
David McIntyre, Attorney-in-Fact

EXHIBIT INDEX

Exhibit
Number	Description
3.1	Final Short Form Prospectus (Incorporated by Reference to Part I of this Registration Statement)

3.2	Annual Report on Form 10-K for the fiscal year ended December 31, 2005 (File No. 001-01143)

3.3	Proxy Circular and Statement of the Registrant dated February 17, 2006 (Incorporated by Reference to Exhibit 99 to Form 10-K for the fiscal year ended December 31, 2005 (File No. 001-01143))

3.4	Take-Over Bid Circular of the Registrant dated October 24, 2005 (Incorporated by Reference to Part I of Registrant’s Form F-8 dated October 24, 2005), as amended on December 14, 2005 (Incorporated by Reference to Part I of Registrant’s Form F-8/A dated December 14, 2005), January 20, 2006 (Incorporated by Reference to Part I of Registrant’s Form F-8/A dated January 19, 2006), February 27, 2006 (Incorporated by Reference to Part I of Registrant’s Form F-8/A dated February 27, 2006), May 29, 2006 (Incorporated by Reference to Part I of Registrant’s Form F-8/A dated May 29, 2006) and June 29, 2006 (Incorporated by Reference to Part I of Registrant’s Form F-8/A dated June 30, 2006) (all File No. 333-129218)

3.5	Quarterly Report on Form 10-Q of the Registrant for the quarter ended March 31, 2006 (File No. 001-01143)

3.6	Director’s Circular of the Registrant dated May 29, 2006 (Incorporated by reference to Exhibit (a)(1) to the Registrant’s Solicitation/Recommendation Statement on Schedule 14D-9 filed May 31, 2006)

3.7	Material Change Report dated May 15, 2006 (Incorporated by reference to Exhibit 3.16 to Amendment No. 4 to the Registrant’s Registration Statement on Form F-8 filed on May 31, 2006)

3.8	Material Change Report dated June 2006 (Incorporated by reference to Exhibit 3.17 to Amendment No. 5 to the Registrant’s Registration Statement on Form F-8 filed at June 30, 2006)

3.9	Consent of PricewaterhouseCoopers LLP

3.10	Consent of Ernst & Young LLP

3.11	Consent of PricewaterhouseCoopers LLP (relating to Phelps Dodge Corporation)

3.12	Consent of Osler, Hoskin & Harcourt LLP

3.13	Consent of Sullivan & Cromwell LLP

3.14	Powers of Attorney

4.1	Annual Report on Form 10-K for the fiscal year ended December 31, 2005 (File No. 001-01143) (Incorporated by Reference to Exhibit 3.2)

4.2	Proxy Circular and Statement of the Company dated February 17, 2006 (Incorporated by Reference to Exhibit 3.3)

4.3	Take-Over Bid Circular of the Company dated October 24, 2005, as amended on December 14, 2005, January 20, 2006, February 27, 2006 and May 29, 2006 (Incorporated by Reference to Exhibit 3.4)

4.4	Quarterly Report on Form 10-Q of the Company for the quarter ended March 31, 2006 (Incorporated by Reference to Exhibit 3.5)

4.5	Director’s Circular of the Registrant dated May 29, 2006 (Incorporated by reference to Exhibit 3.6)

4.6	Material Change Report dated May 15, 2006 (Incorporated by reference to Exhibit 3.7)

4.7	Material Change Report dated June 30, 2006 (Incorporated by reference to Exhibit 3.8)

5.1	Consent of PricewaterhouseCoopers LLP (Incorporated by reference to Exhibit 3.9)

5.2	Awareness Letter of PricewaterhouseCoopers LLP

5.3	Consent of Ernst & Young LLP (Incorporated by reference to Exhibit 3.10)

5.4	Consent of PricewaterhouseCoopers LLP (Incorporated by reference to Exhibit 3.11)

5.5	Consent of Osler, Hoskin & Harcourt LLP (Incorporated by reference to Exhibit 3.12)

5.6	Consent of Sullivan & Cromwell LLP (Incorporated by reference to Exhibit 3.13)

5.7	Awareness letter of PricewaterhouseCoopers LLP (relating to Phelps Dodge Corporation)

6.1	Powers of Attorney (Incorporated by Reference to Exhibit 3.13)

6.2	Certified Board Resolutions.